EXHIBIT 99

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31 2015 AND 2014

Santa Rita Nº1110 Col. Chapalita Oriente, Zapopan Jalisco, México C.P. 45040

Teléfonos: +3647-2715, 3647-2732, 36472752 Facsímile: +3647-2728 E-mail vghlbgdl@vinet.com.mx

HLB Vargas Graf y Cía., S.C. is a member of HLB International. A world-wide organization of accounting firms and business advisers

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

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INDEX

1.-	Independent Auditors’ Report.

2.-	Balance Sheet.

3.-	Statement of (Loss) Income.

4.-	Statements of Changes in Stockholders’ Equity.

5.-	Statement of Cash Flow.

6.-	Notes to the financial statements.

Vargas Graf y Cía., S.C.

Contadores Públicos y Consultores

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Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Flexo Universal, S. de R.L de C.V.

We have audited the accompanying balance sheets of Flexo Universal, S. de R.L. de C.V. as of December 31 2015 and 2014, and the related statement of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

We draw attention to Note 2 of the financial statements, which describes the basis of accounting. The financial statements are prepared according to Financial Reporting Standards Applicable Mexico (FRS), which is a basis of accounting other than accounting principles generally accepted in the United States of America. Our opinions are not modified with respect to this matter.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flexo Universal, S. de R.L. de C.V., as of December 31 2015 and 2014 and the results of their operations and their cash flows for the years then ended, in conformity with the basis of accounting described above.

HLB Vargas Graf y Cía., S.C

Zapopan, Jalisco, México C. Cp, 45040

C.P.C. Antonio Vargas Aceves

Certified Public Accountant

Partner

March 29, 2016

Santa Rita Nº1110 Col. Chapalita Oriente, Zapopan Jalisco, México C.P. 45040

Teléfonos: +3647-2715, 3647-2732, 36472752 Facsímile: +3647-2728 E-mail vghlbgdl@vinet.com.mx

HLB Vargas Graf y Cía., S.C. is a member of HLB International. A world-wide organization of accounting firms and business advisers

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FLEXO UNIVERSAL, S. DE R.L. DE C.V.

BALANCE SHEET AS OF DECEMBER 31, 2015 AND 2014

( In Mexican pesos )

(Notes 1 & 2)

	2015	2014
CURRENT ASSETS:

Cash and cash equivalents	$2,372,760	$1,831,998
Accounts receivables	46,825,627	40,413,382
Other accounts receivables (Note 3)	3,447,873	3,840,861
Related parties (Note 4)	33,310,804	15,942,740
Inventories (Note 5)	58,107,580	49,368,070
Total current assets	144,064,644	111,397,051

NON CURRENT ASSETS:

Machinery and equipment (Note 6)	6,574,956	7,771,767

Warranty deposits	2,924,296	1,287,837

Other assets	1,535,926	766,543

Deferred income tax (Note 13)	767,395	594,582

Total non current assets	11,802,573	10,420,729

TOTAL ASSETS	$155,867,217	$121,817,780

CURRENT LIABILITIES

Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7)	$36,828,608	$18,016,793
ISR payable	633,329	3,342,273
PTU reserve	62,641	448,098
Current portion of long term liabilities to related parties (Note 8)	12,044,282	9,449,593
Total current liabilities	49,568,860	31,256,757

LONG TERM LIABILITIES

Long term liabilities to related parties (Note 8)	1,119,781	2,807,062

Total long term liabilities	1,119,781	2,807,062

TOTAL LIABILITIES	50,688,641	34,063,819

STOCKHOLDERS' EQUITY

Capital stock (Note 10)	47,410,945	47,410,945
Legal Reserve	2,199,375	1,393,404
Accumulated results	38,143,641	22,830,186
Period's net (loss) profit	17,424,615	16,119,426
TOTAL STOCKHOLDERS' EQUITY	105,178,576	87,753,961

Contingencies (Note 12)	-	-

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$155,867,217	$121,817,780

The enclosed notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S. DE R.L. DE C.V.

STATEMENT OF OPERATIONS FOR THE YEARS ENDED

 DECEMBER 31,  2015 AND 2014

( In Mexican pesos )

	2015	2014

Net sales	$176,427,298	$169,425,816
Cost of products sold	(131,777,839)	(126,903,053)
GROSS PROFIT	44,649,459	42,522,763

Operating expenses
Administration and sales expenses	(21,015,704)	(17,381,574)
Other income, (expenses) - net	217,772	(1,062,665)
	(20,797,932)	(18,444,239)

OPERATION NET PROFIT	23,851,527	24,078,523

INTEGRAL FINANCING RESULTS
Exchange rate fluctuations - net	1,416,549	861,038
interest - net	(1,318,662)	(1,107,052)
	97,887	(246,014)

PROFIT BEFORE INCOME TAXES AND EPS	23,949,414	23,832,509

Employees' profit sharing	-	(361,222)
Income tax	(6,697,612)	(6,356,134)
Deferred income tax	172,813	(995,726)
	(6,524,799)	(7,713,083)

NET PROFIT	$17,424,615	$16,119,426

The accompanying notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S. DE R.L. DE C.V.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31,  2015 AND 2014

( In Mexican pesos )

	2015	2014

CAPITAL STOCK

Initial period balance	$47,410,945	$44,934,998
Capital stock increase (Note 10)	-	2,475,947

Initial and final period balance	47,410,945	47,410,945

LEGAL RESERVE

Initial period balance	1,393,404	670,811
Transfer from accumulated results (Note 11)	805,971	722,593
Final period balance	2,199,375	1,393,404

ACCUMULATED RESULTS

Initial period balance	22,830,186	11,596,368
Transfer from net profit (loss)	16,119,426	14,451,872
Transfer of 5% over profit period 2012, to legal reserve	(805,971)	(722,593)
Dividends	-	(2,495,461)
Final period balance	38,143,641	22,830,186

NET PROFIT (LOSS)

Initial period balance	16,119,426	14,451,872
Transfer to accumulated results	(16,119,426)	(14,451,872)
Net profit	17,424,615	16,119,426
Final period balance	17,424,615	16,119,426

TOTAL	$105,178,576	$87,753,961

The accompanying notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S. DE R.L. DE C.V.

CASH FLOW STATEMENT

FOR THE YEARS ENDED DECEMBER 31,  2015 AND 2014

( In Mexican pesos )

	2015	2014
OPERATING ACTIVITIES:

Net profit	$17,424,615	$16,119,426

Items related with investment activities
Depreciation	1,727,706	2,191,987
Items related with financing activities
Interest	1,318,662	1,107,052
	20,470,983	19,418,465

Trade debtors and other receivables (increase) decrease	(6,019,257)	(18,982,817)
Inventories increase	(8,739,510)	(6,834,407)
Other assets (increase) decrease	(2,578,655)	1,951,564
Assets, Liabilities to related parties increase (decrease)	(14,773,375)	1,986,564
Suppliers and other liabilities (decrease) increase	18,426,358	35,182
Taxes paid	(2,708,944)	(452,736)

Net cash flow from financial activities	4,077,600	(2,878,185)

INVESTING ACTIVITIES:

Machinery and equipment acquisition (net)	(530,895)	(1,926,224)

	(530,895)	(1,926,224)
FINANCING ACTIVITIES:

Long term liabilities to related parties	(1,687,281)	97,614
Paid interest	(1,318,662)	(1,107,052)
Dividends	-	(2,495,461)
Social Capital (Decrease) increase	-	2,475,947
	(3,005,943)	(1,028,952)

INCREASE IN CASH AND CASH EQUIVALENTS	$540,762	$(5,833,361)

Cash and cash equivalents at beginning of year	$1,831,998	$7,665,359
Cash and cash equivalents at end of year	$2,372,760	$1,831,998

The accompanying notes are an integral part of these financial statements

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NOTES TO FINANCIAL STATEMENTS

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

As of December 31st, 2015 and 2014

In Mexican pesos.

NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal S. de R.L. de C.V., (FLEXO) was constituted in 2002. It is a subsidiary of CTI Industries Corporation, a North American company that owns 99.8260% of its capital stock.

Its main activity is the production of latex and mylar balloons. This operation is performed under the shelter of its parent company that finances its operations.

On August 28, 2015, by unanimous vote of shareholders, Flexo Universal was transformed to a Limited Liability Company with Variable Capital (S de RL de CV).

NOTE 2 – MAIN ACCOUNTING POLICIES

a.     Basis for presentation

The significant accounting policies adopted by the company are in accordance with the Financial Reporting Standards in Mexico (FRS) and Interpretations to the Financial Reporting Standards (IFRS).

Those Standards (FRS), may differ from accounting principles generally accepted in the United States of America (US GAAP). However, under an analysis of similarities, convergences and important differences between the two standards with respect to the operations recorded that generate the financial information of the Company, we can conclude that there are no differences that could lead to material adjustments and alter that information.

b.    Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculations, management believes that those were appropriately used under these circumstances.

c.     Monetary unit

Per Mexican laws, Financial Statements are prepared in Mexican pesos ($).

d.    Cash and equivalents

Mainly represented by deposits in bank accounts.

e.     Accounts receivable and estimation for allowance for doubtful accounts

Represents collection originated from inventory sales. Accounts in foreign currency are valued at the year-end exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due to the behaviour of historic tendencies of the accounts receivable. Since 2009, the company has issued a provision to absorb the uncollectible accounts.

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f.     Inventories

Inventories of finished goods, production in process, and raw materials are recorded at their historic acquisition and production cost using the absorbing cost system. The acquisition cost includes all associated expenses to get the inventories ready to be sold. Inventories are valued with the average cost method, net from the estimates which do not exceed their realization value.

g.    Machinery and equipment

Fixed Assets acquired from the fusion were recorded at the historic cost of the absorbed company, adding the difference from the valuation determined by an independent appraiser on June 17th, 1996. Fixed assets acquisitions after the fusion are recorded at their acquisition costs.

Acquisition costs include all associated expenses to get the fixed assets ready to be used.

Depreciation is computed by the straight-line method, beginning the year in which assets are used, and according to the following rates:

Rates %
Leasehold improvements	10.00
Molds	20.00
Computer equipment	30.00
Machinery and office equipment	10.00
Tools and medical equipment	35.00
Transport equipment	25.00
Forklift	25.00

h.     Long lived assets evaluation

Impairment of long term assets – As of January 1st, 2004, The C-15 Bulletin “Impairment in the value of long lasting assets and its disposal” became effective. This bulletin requires that companies evaluate the effect of impairment in long lasting assets in use. In the opinion of the Company’s management, there are no traces of impairment that could have an effect on the results, in accordance with the Bulletin.

i.      Income tax

The current income tax is determined according to current tax legislation. The deferred income tax is recorded in accordance with the asset and liability method, which compares its accounting and tax values. Deferred tax are recognized (assets and liabilities) for future tax consequences attributable to temporary differences between the values reflected in the financial statements of existing assets and liabilities and their respective tax bases, and for tax loss carry forwards and tax credits not used. The assets and liabilities of deferred tax are calculated using the rates established in the law that will be applied to taxable income in years when it is estimated that the temporary differences will reverse. The effect of changes in tax rates on deferred taxes is recognized in the results of the period in which those changes are approved. The deferred tax asset is recorded only when there is a high probability of recovery. As of January 1st, 2008 this FRS was modified. The main changes are:

•	Caused and deferred Employee Profit Sharing (PTU).- This is now considered an ordinary expense based on the benefits to employees, which is why it is now classified in the Statement of Operations under other income and expenses.

•	Cumulative Effect of Income Tax -- The previous bulletin stated that this component will be presented separately in equity, however, it has now been reclassified to cumulative results.

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j.      Liabilities

The Company applies the dispositions of FRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. Bulletin C-9 establishes the valuation, presentation and disclosure, general rules of liabilities provisions, contingent assets and liabilities.

k.     Labor liabilities

As of February 2014, the Company’s management decided to outsource payroll services through the figure "Outsourcing".

l.      Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared.

m.   Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year’s result.

n.     Leasing

Operating leases are classified as the operations where the use or possession of the leased assets is granted without assuming the risks or benefits of such assets. The rent is applied to the results in the period of the lease. Variable rent is applied to the results as it is accrued.

o.    Income statement

The income statement is classified by its operating activities. This classification allows evaluation of the result of its operations, identification of the cost of goods sold, and administrative and sales expenses.

p.    Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss), originated by transactions in foreign currency, is the result of exchange rates’ fluctuations at the date of the operation registry, the date of realization or the period-end valuation.

NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of December 31st, 2015 and 2014, the other accounts receivable are integrated as follows:

	2015	2014

Sundry debtors	$191,398	$824,545
Other Collective taxes	1,196,775	1,067,472
Creditable VAT	2,059,700	1,948,844
	$3,447,873	$3,840,861

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NOTE 4 – RELATED PARTIES

A summary of operations with related parties as of December 31st, 2015 and 2014 is presented as follows:

	2015	2014
Goods Sold:
CTI Industries Corporation	$25,972,718	$21,292,943
CTI Balloons Limited	5,156,854	215,274
CTI Europe BMBH	-586,533	3,432,194

Inventory Purchases:
CTI Industries Corporation	$4,526,086	$7,694,886

Services
CTI Balloons Limited	$137,847	$184,937

Interest paid
CTI Industries Corporation	$228,486	$189,792
CtTI Balloons Limited	52,816	40,827

Accounts receivable and (payable) to related parties are:

	Receivable- (Payable)
	Net balances
	2015	2014
CTI Industries Corporation	$25,824,968	$11,750,928
Pablo Gortazar de Oyarzabal	452,902	779,992
Calidad Empresarial Mexicana	-	(13,040)
CTI Balloons Limited	4,071,163	-
CTI Europe GMBH	1,842,405	2,217,320
Venture Leasing, S. de R.L. de C.V.	1,119,365	1,207,540
	$33,310,803	$15,942,740

NOTE 5 – INVENTORIES

Inventories are comprised of the following:

	2015	2014
Finished goods	$47,576,686	$38,494,667
Packing material	2,957,997	2,519,357
Production in process	3,409,355	3,455,053
Raw materials	4,163,542	4,898,993
	$58,107,580	$49,368,070

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NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed as follows:

	2015	2014
Machinery	$26,145,344	$25,982,728
Leasehold improvements	3,003,934	3,003,934
Molds	5,556,380	5,426,380
Computer equipment and softwere	872,382	827,519
Transport equipment	297,273	297,273
Furniture and office equipment	474,485	276,723
	36,349,798	35,814,557
Depreciations and amortizations	(29,774,842)	(28,042,790)
Total Machinery and equipment	$6,574,956	$7,771,767

The annual rates and depreciation and amortization methods are stated in note 2g. The charge to results amounted $1,727,706 and $2,191,987 for the periods ended on December 31st, 2015 and 2014 respectively.

Leasehold agreement

The company celebrated a leasehold agreement with Cuauhtémoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices. This agreement establishes that the term of the leasehold is of a mandatory 5 years and 5 years voluntary to the sub-lessor. The new agreement takes place since August 1st 2011 and ends on July 13, 2016.

The charge to results amounted $5,041,228 and $4,994,680.for the years ended on December 31st, 2015 and 2014 respectively.

NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the Balance Sheet are analysed as follows, as of December 31st.

	2015	2014
Accounts payable to suppliers, accrued expenses
and other accounts payable:
Suppliers	$32,736,137	$15,200,710
Salaries payable	126,384	-81,864
Sundry creditors	3,714,739	2,759,411
Rated reserves	239,480	123,206
Taxes payable	11,868	15,330
	$36,828,608	$18,016,793

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NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

	2015	2014

CTI Industries
Term promissory note
Flexo Universal, S. de R.L.. de C.V.,  hereby further promises to pay interest to the order of CTI Industries Corporation on the unpaid principal balance hereof at the Interest Rate (as hereinafter defined).  Such interest shall be paid in like money at said office or place from the date hereof, commencing March 31, 2014 and on the first day of each calendar quarter thereafter until the indebtedness evidenced by this Note is paid in full.  Interest payable upon and after an Event of Default or termination or non renewal of the Loan Agreement shall be payable upon demand.
For purposes hereof, the term "Interest Rate" shall mean a rate of two and one-half  percent (2.5%) per annum ; provided, that, at Payee's option, the Interest Rate shall mean a rate of eight percent (8.0%) per annum  upon and after an Event of Default ; the term “Event of Default shall mean the failure of Flexo Universal, S.A. de C.V., to make any payment of principal or interest when due hereunder.
This Note is issued to document amounts due from Flexo Universal, S. de R.L. de C.V., to CTI Industries Corporation as of December 31, 2013, including $68,669 in principal amount due and $502,545 in accrued interest on indebtedness previously due from Flexo Universal, S de R.L. de C.V., to CTI Industries Corporation.

	10,400,174	8,627,141
Current portion of long term liabilities	(10,400,174)	(8,627,141)

Loans current account 2014
Undocumented loans current account totaling $ 55.817 US dollars, without interest and agreed term	967,856	822,452

Current portion of long term liabilities	(967,856)	(822,452)

Loans current account 2015
Undocumented loans current account totaling $ 39,000. US dollars, without interest and agreed term	676,252

Current portion of long term liabilities	(676,252)

Loan made by CTI BALLONS to finance the company's operation amounted $69,478 US dollars payable in 3 years with an interest annual rate of LIBOR +.25 points	-	1,023,744

interest payable	-	530,209

Pablo Gortazar
Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos.	980,704	980,704

Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's fiancincing amounted $776,070 Mexican pesos, with an interest annual rate LIBOR +.25 points	139,077	272,405
	13,164,063	12,256,655
Total long term liabilities to related parties	(12,044,282)	(9,449,593)
Total current portion of long term liabilities	$1,119,781	$2,807,062

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NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of December 31st, 2015 and 2014, the company had rights and (obligations) in foreign currency as follows:

	US Dollars
	2015	2014
Assets	$2,478,954	$1,845,213
Liabilities	(2,055,786)	(1,620,173)

Excess of assets over (liabilities), assets in
foreign currency	$423,168	$225,040

Assets were translated and adjusted using the exchange rate $ 17.3398 and $ 14.7348 pesos per US dollar, as of December 31st, 2015 and 2014 respectively. As of March 10, 2016, the exchange rate is $17.7523 pesos per dollar.

NOTE 10 – CONTRIBUTED CAPITAL

The company’s capital stock is as follows, as of December 31st, 2015 and 2014:

	2015	2014
Fixed capital stock	$50,000	$50,000
Variable capital stock	47,360,945	47,360,945

Total capital stock	$47,410,945	$47,410,945

The company’s capital stock is variable, with a fixed minimum of $50,000, without the possibility of retirement. The variable part has no limit.

Until August 31, 2015, the share capital was represented by common, nominative shares since the transformation of society in a Limited Liability Company with Variable Capital (1 September 2015). The capital is represented by Social Parties integrated and valued as follows:

Social Parties
Class I		Class II
Number of parts	Value	Number of parts	Value

1	$49,999	1	$47,278,870
1	1	1	61,154
		1	20,921
2	$50,000	3	$47,360,945

On April 3, 2014, the shareholders of the company unanimously approved an increase of variable share capital in the amount of $ 150,000. US dollars or its equivalent in pesos, $ 2'475,947, by issuing 2'475,947 Series B common shares with nominal value of $ 1.00 each

On March 26, 2014, the shareholders of the company unanimously approved a dividend payment from the income tax earnings (CUFIN) totalling $ 190,347.77. US dollars or its equivalent in pesos, $ 2'495,459.20

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NOTE 11 – EARNED (LOSS) SURPLUS:

Legal reserve

According to the General Law of Mercantile Societies, 5% of the fiscal year’s net profits should be kept to form the legal reserve until it reaches 20% of the capital stock. The legal reserve may be capitalized, but not distributed, unless the society is dissolved, and must be replenished when it decreases for any reason.

NOTE 12 – CONTINGENCIES:

a.	Federal contributions are subject to certain reviews by the fiscal authorities, during a five year period.

NOTE 13- INCOME TAX (IT), CORPORATE FLAT TAX RATE (IETU) AND EMPLOYEES PROFIT SHARING (PTU):

Cost (benefit) of the tax applied to result is integrated as follows:

	2015		2014
ISR payable		$6,697,612	$6,356,134
Deferred ISR	-	172,813	995,726
Net		$6,524,799	$7,351,860

a.	IT

The main differences between the accounting profit and the tax result are:

	2015		2014
Net (Loss) profit		$17,424,615		$16,119,426
Plus (minus)
Excess of accounting depreciation net over the fiscal depreciation	-	1,340,351	-	1,483,107
Excess of accounting deductions net over the fiscal deductions		6,621,999		8,116,711
Fiscal (loss) profit		22,706,263		22,753,030
Minus employee profit sharing (PTU) paid in 2015 and 2014	-	380,890	-	1,565,918
Tax basis to IT		22,325,373		21,187,112
Rate		0.30		0.30
IT payable (ISR)		$6,697,612		$6,356,134

At December 31st, 2015 and 2014, temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

	2015	2014
Year effect calculation:
Deferred expenses	$292,384	$(286,898)
Suppliers	(2,850,368)	(1,695,041)
Base	(2,557,984)	(1,981,939)
Tax Rate	0.30	0.30
	(767,395)	(594,582)

Total (debit) credit	(767,395)	$(594,582)
Recognized	(594,582)	(1,590,308)
Complement	$(172,813)	995,726

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b.	PTU

As mentioned in note 2l., the Company had work obligations until January 31, 2014, the date in which the company subcontracted outsourcing services for personnel management. Therefore, the company determined and paid Employee profit sharing (PTU) only for the period of January 1 to January 31, 2014.

NOTE 14 - NEW ACCOUNTING PRONOUNCEMENTS.

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF), an independent body in charge of the development of the Mexican Accounting Standards, has made public the submission of the following FRS (Financial Reporting Standards) listed below:

Standards and Interpretation of Standards 2016

D-3, Employee Benefits

Improvements to FRS 2016

Interpretation of FRS 21, Recognition of payments for employees’ disengagement

Standards on following years

C-2, Investment in financial instruments

C-16, Impairment of receivable financial instruments

D-1, Income from clients contracts

D-2, costs for clients contracts

These Standards will become effective on January 1st, 2018, allowing its advanced application in the terms established in each FRS.

It is important to note that the use of FRS increases the quality of the financial information contained in the financial statements, thus ensuring their greater acceptance, not only nationally, but also internationally.

NOTE 15 - APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

Flexo Universal, S. de R.L. de C.V.

/s/ Pablo Gortazar de Oyarzabal
Lic. Pablo Gortazar de Oyarzabal
Legal Representative

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